Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-190053 of Atlas Pipeline Partners, L.P. of our report dated April 26, 2012 (December 20, 2012 as to Notes 12 and 13) related to the consolidated financial statements of Cardinal Midstream, LLC and subsidiaries as of and for the year ended December 31, 2011, appearing in the Current Report on Form 8-K/A of Atlas Pipeline Partners, L.P. filed on February 28, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

August 19, 2013